Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                              Three Months
                                                                 Ended
                                                                March 31,
                                                                   2002
                                                                   ----
                                                          (dollars in thousands)

Income before taxes                                                $ 23,611
Add:  fixed charges                                                  27,573
                                                                     ------

Earnings including interest expense - deposits             (a)       51,184
Less:  interest expense - deposits                                  (19,284)
                                                                    -------

Earnings excluding interest expenses - deposits            (b)     $ 31,900
                                                                   ========

Fixed Charges:
      Interest expense - deposits                                  $ 19,284
      Interest expense - borrowings                                   8,289
                                                                      -----

Fixed charges including interest expense - deposits        (c)       27,573
Less:  interest expense - deposits                                  (19,284)
                                                                    -------

Fixed charges excluding interest expense - deposits        (d)      $ 8,289
                                                                    =======

Earnings to fixed charges:
      Including interest on deposits                      ((a) / (c))  1.86 x
      Excluding interest on deposits                      ((b) / (d))  3.85


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